EXHIBIT 2.1
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                                                    FOR IMMEDIATE RELEASE
                                                        February 11, 1999

                                                     FOR MORE INFORMATION
                                      Investor Relations - Dennis Senchak
                                                      Assistant Treasurer
                                                           (219) 647-6085

                                Shareholder Relations - Stephen R. Gallas
                                            Manager, Financial Operations
                                                           (219) 853-5070

                                  Corporate Communications - Kris Falzone
                                                NI Communications Manager
                                                           (219) 647-6203



       SEC APPROVES NIPSCO INDUSTRIES' MERGER WITH BAY STATE GAS CO.

                    Transaction expected to close Friday
                    ------------------------------------

        MERRILLVILLE, Ind. - NIPSCO Industries, Inc. (NYSE: NI) and Bay State Gas Company (NYSE: BGC) have received final approval from the U.S. Securities and Exchange Commission of their previously announced merger and expect a closing on Friday. Both sides are reviewing the final closing documents.

        Under terms of an agreement first announced in December 1997, Bay State and its subsidiary Northern Utilities, Inc. (which provides natural gas in New Hampshire and Maine) will be wholly owned subsidiaries of NIPSCO Industries. Bay State and Northern Utilities will continue to operate with local management, employees and directors.

        "This combination advances NI's strategy to expand into growing gas markets, diversify our product lines and be a strong player in the energy markets of the Great Lakes and New England regions," said Gary
   L. Neale, NI's chairman, president and chief executive officer.

        NI, with more than 1 million gas customers, will become the 10th largest U.S. natural gas distribution company.

        "Our merger with NIPSCO Industries will provide Bay State the size and scope we need to succeed in the changing energy markets of the future," said Roger A. Young, chairman of Bay State Gas. "For our shareholders, NI is committed to continuing to generate the superior shareholder returns that have made it an industry leader. For our customers, NI is committed to providing a greater variety of products and services at more competitive prices than we could offer on our own. And for our employees, NI is committed to providing additional growth and development opportunities."

        Jeffrey W. Yundt, president of Bay State Gas, said Bay State will continue to build on the strength of its core utility businesses.

                                  --more--
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   NIPSCO INDUSTRIES, BAY STATE GAS COMPLETE MERGER
   Page 2


        "Operational excellence and customer satisfaction drive our business and opportunities for growth," Yundt said. "Our focus is on continually improving day-to-day operations and offering new services that have real benefits for our customers."

        Bay State, based in Westborough, Mass., serves more than 305,000 natural gas customers in the New England states of Massachusetts, New Hampshire and Maine. The company's non-regulated subsidiaries, EnergyUSA, SavageALERT, Inc. and EnergyEXPRESS(TM), provide energy products and services to about 94,000 residential, commercial and industrial customers throughout the United States.

         NI, based in Merrillville, Ind., is a holding company whose businesses are primarily utility or energy focused. In addition to Bay State and Northern Utilities, the company's regulated businesses provide electricity and natural gas in northern Indiana, water in central Indiana, and interstate natural gas pipeline services. The company's other businesses offer energy- and utility-related products and services.

        Additional information about NIPSCO Industries, Bay State, EnergyUSA(TM), Savage-Alert and EnergyEXPRESS(TM) is available via the Internet at the following Web sites: www.nipsco.com; www.bgc.com; and www.energyusa.com.


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